NEWS RELEASE

LNC Board Authorizes Additional Securities Repurchases

PHILADELPHIA, January 12, 2006— The board of directors of Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, authorized the repurchase of up to $1.6 billion of Lincoln National securities. This authority is in addition to the $221.6 million, remaining from the previous securities repurchase authority, for a combined repurchase authority totaling $1.82 billion. Under this authority and without further announcement, Lincoln National may repurchase securities in such amounts at such times, as it deems appropriate. Purchases may be made on the various stock exchanges, by block trades, in privately negotiated transactions, or by such other means as it deems appropriate.

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of $122 billion as of September 30, 2005, and had annual consolidated revenues of $5.4 billion in 2004. Through its wealth accumulation, retirement income and wealth protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, savings plans, mutual funds, managed accounts, institutional investment, and comprehensive financial planning and advisory services.  For more information please visit www.lfg.com <http://www.lfg.com/>.

***

Contacts:	Jim Sjoreen
215 448-1420
Vice President, Investor Relations
investorrelations@LFG.com

Tom Johnson
215 448-1454
Second Vice President, Media Relations
mediarelations@LFG.com